Exhibit 99.1
Chart Industries Reports 2020 Fourth Quarter and Full Year Results

Atlanta, Georgia – February 18, 2021 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the fourth quarter and full year ended December 31, 2020. Further details can be found in the supplemental presentation included with this release. All figures in this release and supplemental presentation represent our continuing operations in our new external reportable segments of Cryogenic Tank Solutions (“CTS”), Heat Transfer Systems (“HTS”), Specialty Products (“Specialty”) and Repair, Service & Leasing (“RSL”). Highlights include:

•Full year 2020 records include: backlog of $810 million (boosted by fourth quarter 2020 orders of $417 million), gross margin dollars of $332 million, gross margin as a percent of sales of 28.2% (29.1% adjusted), SG&A as a percent of sales of 15.1% (14.3% adjusted), operating income dollars of $108 million, operating income as a percent of sales of 9.2% (10.9% adjusted)
•Booked orders with 65 new customers in the fourth quarter 2020, resulting in record full year 2020 new customers of 472 (of which 109 were in Specialty)

•Completed four acquisitions and one investment related to carbon capture, water treatment and hydrogen in the fourth quarter 2020 as well as a $15 million investment in carbon capture company Svante on February 2, 2021
•Acquired Cryo Technologies on February 16, 2021 adding proven hydrogen and helium liquefaction to our portfolio and expanding our specialty markets addressable market size to $5.75 billion
•Generated $60.2 million of net cash provided by operating activities resulting in $49.6 million of free cash flow (“FCF”), the second highest cash flow quarter in our history, contributing to consolidated full year FCF of $134.8 million (inclusive of $37.9 million of capital expenditures)
•Fourth quarter 2020 reported diluted earnings per share (“EPS”) of $1.28 (+178% compared to Q4 2019) contributed to full year 2020 reported earnings per diluted share of $2.22 (+149% compared to full year 2019); when adjusted for one-time costs, adjusted diluted EPS for the fourth quarter 2020 was $1.27 and full year 2020 adjusted diluted EPS was $2.73, the highest in our history
•Full year 2021 guidance of revenue of approximately $1.32 billion to $1.38 billion (increase from prior outlook of $1.26 billion to $1.335 billion) and associated non-diluted adjusted EPS of $3.50 to $4.00, an increase from the prior 2021 outlook of $3.10 to $3.45

The fourth quarter of 2020 was Chart’s highest quarter of the year for orders ($417.0 million), sales ($312.4 million), gross margin ($87.9 million) and free cash flow ($49.6 million after $10.6 million of capital expenditures). The strength in the quarter contributed to multiple full year 2020 records, and in combination with our strategic investments and acquisitions completed in the fourth quarter of 2020 and year-to-date 2021, sets us up for expected double digit revenue growth in 2021. Our full year 2020 records include:

	Backlog	Orders	Net Sales	Gross Profit $	Gross Profit Margin	Operating Income $	Operating Margin	Adj. EPS
Chart Industries	●			●	●	●	●	●
Cryo Tank Solutions	●	●	●	●	●	●	●	N/A
Heat Transfer Systems					●	●	●	N/A
Repair, Service & Leasing		●		●	●	●	●	N/A
Specialty Products	●	●	●	●		●	●	N/A

Late third quarter 2020 demand recovery from the low point of the second quarter 2020 began to show in fourth quarter sales of $312.4 million. The increasing mix of higher margin aspects of the business and maintaining discipline in our streamlined cost structure (over $60 million of annualized cost was reduced from the business in the first half of 2020) contributed to full year reported EPS of $2.22. When adjusted for one-time costs, full year 2020 adjusted EPS of $2.73 was a record. Full year EPS benefitted significantly from the fourth quarter adjusted diluted EPS of $1.27 (reported diluted EPS of $1.28) resulting from broad based execution across the business, including record operating income (and operating income as a percent of sales). Note that we closed on our McPhy investment (30 million euros for 4.59% ownership, with commercial MOU) on October 15, 2020, and in the fourth quarter, that investment contributed $0.36 of after tax earnings per share. We also closed on four acquisitions in the clean energy, clean water, clean food and clean industrial spaces (BlueInGreen water treatment, Worthington’s cryogenic trailer and hydrogen trailer business, Worthington’s former microbulk business and Sustainable Energy Solutions (SES) carbon capture process technology) as well as one investment (HTEC) in expanding our hydrogen commercial opportunities in Canada.

In addition to these investments, the sale of the cryobiological business for $320 million (all cash) was closed on October 1, 2020 and allowed us to increase our balance sheet capacity to continue to invest organically and inorganically in our high growth markets. After posting our second highest net cash provided by operating activities from continuing operations and free cash flow in history in the fourth quarter 2020 ($60.2 million and $49.6 million, respectively after $10.6 million of capital expenditures), our net leverage ratio as of December 31, 2020 was 1.59 (1.71 when excluding the mark-to-market benefit of McPhy). Pro forma December 31, 2020 net leverage ratio for our February 2, 2021 $15 million Svante carbon capture investment (for just under 10% ownership) and our February 16, 2021 acquisition of Cryo Technologies for $55 million was 1.88 (2.02 when excluding the mark-to-market benefit of McPhy).

We finished the full year of 2020 with record backlog of $810 million driven by strength in the second half of 2020 orders. Second half 2020 orders of $679.7 million was a 28% increase compared to the first half of the year reflecting broad-based order strength heading into 2021.

Specifically, the fourth quarter 2020 was a record order quarter for our Specialty Products segment, Cryo Tank Solutions segment, and across multiple product lines in each segment (i.e. hydrogen, food & beverage, HLNG vehicle tanks, medical oxygen equipment, mobile equipment, and air-cooled heat exchangers). Additionally, representative of the broad-based growth were 80 orders each over $1 million in the fourth quarter 2020.

Hydrogen continues to be our hottest specialty market, with record orders ($38 million) and backlog ($39 million) in 2020. We expect over 70% in hydrogen sales growth in 2021 when compared to 2020. Year-to-date 2021, we have completed a MOU with Matrix Service Company for standardized small-scale hydrogen offerings and a joint development agreement with Ballard Power Systems to jointly develop integrated system solutions that include a fuel cell engine with onboard liquid hydrogen (“LH2”) storage and vaporization for the transportation industry, with a focus on heavy-duty applications including buses, trucks, rail and marine vessels. The interest in our liquid hydrogen onboard vehicle tank (“HLH2 tanks”) for the heavy duty truck market, its proximity to being “production ready”, and our joint development with Ballard Power Systems gives us confidence to now include the HLH2 tanks in our near-term addressable market size. Previously, HLH2 tanks were not included in our addressable market for hydrogen. Additionally, the acquisition of Cryo Technologies (“CT”), which closed on February 16, 2021, is a synergistic, natural fit to the Chart business. The combination brings both of our liquefaction engineering expertise together, Chart’s capabilities in precooling, brazed aluminum heat exchangers and cold box fabrication, and the high demand in the market for full liquefaction and equipment offerings, in particular on hydrogen and helium (which Cryo Technologies is one of the few in the world to have those capabilities). Between the HLH2 tank progress and the addition of CT’s hydrogen liquefaction capabilities, our addressable market size for hydrogen doubles to $2.1 billion.

Our repair, service and leasing business is accelerating, with 28 new leases signed in the fourth quarter 2020 compared to 6 new leases signed in the fourth quarter of 2019. In January of 2021, 78 new leases were quoted (our team has a new lease on life (pun intended) with our leasing fleet doubled since May of 2020), and there have been 37 signed already this year-to-date. RSL closed the year with record backlog, after full year record orders of $197 million, and also made significant strides in incrementally improving gross margin, resulting in the fourth quarter 2020 gross margin dollars and gross margin as a percent of sales (43.7%) being the highest in our history.

“The fourth quarter of 2020 capped a strong year in unprecedented times, thanks to the entire Chart team. In 2020, we made significant progress in penetrating the global high growth markets of clean energy, specialty and repair and service as evidenced by 472 new customers and 33 long-term agreements,” stated Jill Evanko, Chart’s CEO and President. “The combination of strong free cash flow, strategic investments, record backlog and operational execution resulted in multiple full year 2020 and fourth quarter 2020 records, but more importantly, puts us in position to make 2021 a breakthrough year for our business as we serve our global energy and industrial gas customers’ growing and changing needs.”

Those growing and changing needs are reflected in existing customers as well as new customers coming to us with needs for many new and unique FOAK-ing (“First of A Kind”) projects. We booked 31 FOAK-ing orders in the fourth quarter of 2020, bringing the full year to 88. While there is not enough space to cover them all, a few interesting ones include our first lifecycle order as a partner with Pepsi to upgrade their CO2 capacity at one of their United States’ facilities, dosing equipment for oxygenated water, and multiple new customers using our equipment for applications ranging from manufacturing squeezable dips to bottled egg alternatives to canned wine to eye research.

With a lot of activity surrounding our high growth businesses, we would be remiss not to comment on HTS and CTS, both of which had exceptional fourth quarters of 2020. We received two significant orders in HTS, one for $70 million for a downstream project (100% air-cooled heat exchangers) and one for shell & tube heat exchangers from our VRV (Italy) location for a Middle Eastern project. Additionally, our China team executed on $100 million in sales for the year while posting record operating income, primarily benefitting CTS.

To conclude, while hydrogen, biogas and carbon capture are the hottest topics right now, LNG is still extremely active, particularly as the cost fundamentals are competitive and infrastructure continues to be built worldwide. At the end of December, the Indian Minister of Petroleum and Natural Gas Pradhan stated that the central government plans to create a gas infrastructure in India with an investment of $60 billion over the next four years, inclusive of LNG terminals. India is just one region where LNG continues to be a good answer for a cost competitive, scalable step in the energy transition. We expect fueling stations (2020 full year was a record for fueling station orders of 71 stations, 18.3% increase over 2019) and HLNG vehicle tanks for onboard heavy duty trucks to continue at or above 2020 levels throughout 2021, and also expect two small-scale terminals and mid-scale (“big LNG”) projects to move ahead to Final Investment Decision (“FID”) in 2021.

Not included in the above financial results is the potential impairment of the Air-X-Changers (“AXC”) tradename (as of October 1, 2020) which has book value of $55 million. The impairment under review is approximately $12 million of the total. This issue was raised last evening by our external audit firm, and thus, the conclusion has not been confirmed. Note that if the resolution is different than management’s position, earnings per share would be correspondingly reduced; however, adjusted earnings per diluted share would be unchanged from what is shown as it would be a one-time, non-cash, non-operational item. Regardless of the outcome which will be included in our Annual Report on Form 10-K to be filed within the next few days, we are excited about the air-cooled heat exchanger growth opportunity not only in the base markets but also in the clean energy transition, particularly for carbon capture (AXC specifically), which is significant in the next decade. We now have well over 50 potential customers that we are working with on various project quoting stages for carbon capture with meaningful near-term (next three to four-year potential) revenue. A significant percentage of the total carbon capture plant cost, regardless of whether the process is post combustion carbon capture or direct air carbon capture, is equipment that we offer, with air cooled heat exchangers representing approximately 50% of total equipment cost, or 20% to 25% of total project cost in amine processes, and approximately 50% of total project cost in direct air carbon capture.

GUIDANCE 2021
Full year 2021 sales are expected to be approximately $1.32 billion to $1.38 billion, inclusive of $21 million of Venture Global’s Calcasieu Pass revenue in the first quarter of 2021 as well as $30 million of 2021 revenue from the acquisition of Cryo Technologies. This is an increase over the prior full year 2021 sales guidance of $1.26 billion to $1.335 billion, resulting from the strong fourth quarter 2020 order book and commercial opportunities increasing from our inorganic investments and acquisitions completed in the fourth quarter 2020 and year-to-date 2021. There is no additional Big LNG revenue included in our outlook although we believe new orders will be received during the year. As we have indicated previously, there are many moving pieces that contribute to a range, and we have provided a walk to the low end of the range by segment and major market category in the supplemental presentation. It is important to note that our pre-COVID-19 typical year would have low first and fourth quarters, with the second and third typically the highest quarters in the year. This year, we expect the first half of 2021 to be lower than the second half of 2021 based on the lead-time of our backlog. We anticipate full year non-diluted adjusted earnings per share to be approximately $3.50 to $4.00 on 35.5 million weighted average shares outstanding, up from our previous estimate of $3.10 to $3.45 per share. Our assumed effective tax rate is 18% for the full year 2021. We expect capital expenditure spend to be in the $40 million to $50 million range, driven by organic investments in our high growth areas inclusive of expanding product capabilities in our Teddy Trailer and Tank facility, completion of our repair and service facility in South Carolina, USA, R&D new product development for hydrogen and continued targeted lease fleet expansion.

FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions and divestitures, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, clean energy market opportunities, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; risks relating to the recent outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
This presentation contains non-GAAP financial information, including adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, and free cash flow. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Q4 and Full Year 2020 EPS," “Q4 and Full Year 2020 Financial Summary,”
and “Q4 and Full year 2020 Free Cash Flow” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2021 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its fourth quarter and full year 2020 results on a conference call on Thursday, February 18, 2021 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 7484415. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 7484415. The replay will be available beginning 12:30 p.m. ET, Thursday, February 18, 2021 until 12:30 p.m. ET, Thursday, February 25, 2021.

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:

Wade Suki, CFA
Director of Investor Relations
832-524-7489
wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Sales (1) (2)	$312.4	$321.4	$1,177.1	$1,215.5
Cost of sales	224.5	246.1	845.0	918.0
Gross profit	87.9	75.3	332.1	297.5
Selling, general, and administrative expenses	41.0	48.2	178.2	205.7
Amortization expense	8.4	11.6	45.7	39.8
Operating expenses	49.4	59.8	223.9	245.5
Operating income (1) - (6)	38.5	15.5	108.2	52.0
Interest (income) expense, net	(3.5)	(3.8)	17.7	14.7
Gain on bargain purchase	(5.0)	—	(5.0)	—
Unrealized (gain) loss on investment in equity securities	(16.3)	2.7	(13.1)	0.1
Financing costs amortization	1.1	1.0	4.3	3.0
Foreign currency loss (gain)	0.1	1.5	0.9	(0.4)
Other expense	2.2	—	2.2	—
Income from continuing operations before income taxes	59.9	14.1	101.2	34.6
Income tax expense (benefit)	10.0	(2.5)	18.9	2.8
Net income from continuing operations	49.9	16.6	82.3	31.8
Income from discontinued operations, net of tax (7)	220.3	(4.0)	239.2	15.0
Net income	270.2	12.6	321.5	46.8
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.4	0.1	1.4	0.4
Net income attributable to Chart Industries, Inc.	$269.8	$12.5	$320.1	$46.4
Net income attributable to Chart Industries, Inc.
Income from continuing operations	$49.5	$16.5	$80.9	$31.4
Income from discontinued operations, net of tax	220.3	(4.0)	239.2	15.0
Net income attributable to Chart Industries, Inc.	$269.8	$12.5	$320.1	$46.4

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$1.40	$0.46	$2.29	$0.93
Income from discontinued operations	6.23	(0.11)	6.76	0.44
Net income attributable to Chart Industries, Inc.	$7.63	$0.35	$9.05	$1.37
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$1.28	$0.46	$2.22	$0.89
Income from discontinued operations	5.72	(0.11)	6.56	0.43
Net income attributable to Chart Industries, Inc.	$7.00	$0.35	$8.78	$1.32
Weighted-average number of common shares outstanding:
Basic	35.34	35.77	35.38	33.91
Diluted (8) (9)	38.55	36.12	36.45	35.17
_______________
(1)Includes sales and operating (loss) income for AXC included in the Heat Transfer Systems segment results since the acquisition date, July 1, 2019 as follows:

•Sales were $80.5 and $103.1 for the years ended December 31, 2020 and 2019, respectively, and
•Operating (loss) income was $(24.2) and $4.6 for the years ended December 31, 2020 and 2019, which included $27.2 and $18.4 of combined depreciation and amortization expense, respectively.
(2)Includes depreciation expense of:
•$10.1 and $10.9 for the quarter ended December 31, 2020 and 2019, respectively, and
•$38.8 and $37.9 for the year ended December 31, 2020 and 2019, respectively.
(3)Includes restructuring costs of:
•$0.9 and $2.3 for the quarter ended December 31, 2020 and 2019, respectively, and
•$13.6 and $15.6 for the year ended December 31, 2020 and 2019, respectively.
(4)Includes transaction-related costs of $2.6 for the year ended December 31, 2020, which were mainly related to the Sustainable Energy Solutions, Inc., BlueInGreen, LLC and Alabama Trailers acquisitions.
(5)Includes transaction-related costs of $5.4 for the years ended December 31, 2019, which were mainly related to the AXC acquisition.
(6)Includes transaction-related costs of $4.3 related to integration activities for previous acquisitions for the year ended December 31, 2019.
(7)Includes gain on sale of our cryobiological products business of $224.2, net of taxes of $25.2, for both the quarter and year ended December 31, 2020.
(8)Includes an additional 2.84 and 0.81 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2020, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1.72 and 0.53 for the fourth quarter and full year 2020, respectively.
(9)Includes an additional 0.84 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the year ended December 31, 2019.  The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP.  If the hedge could have been considered, it would have reduced the additional shares by 0.82 for the year ended December 31, 2019.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net Cash Provided By Operating Activities (1) (2) (3)	$60.2	$78.6	$172.7	$133.9
Investing Activities
Proceeds from sale of businesses	317.5	—	317.5	—
Acquisition of businesses, net of cash acquired	(51.9)	—	(51.9)	(603.9)
Investments (4)	(50.8)	—	(50.8)	(3.3)
Capital expenditures (5) (6)	(10.6)	(9.5)	(37.9)	(36.2)
Proceeds from sale of assets	—	—	7.9	—
Government grants	0.2	0.2	0.2	0.7
Net Cash Used In (Provided By) Investing Activities	204.4	(9.3)	185.0	(642.7)
Financing Activities
Borrowings on revolving credit facilities	120.5	33.2	215.0	235.8
Repayments on revolving credit facilities	(56.0)	(66.9)	(223.1)	(451.1)
Borrowings on term loan	—	—	—	450.0
Repayments on term loan	(335.7)	(2.8)	(344.1)	(2.8)
Payments for debt issuance costs	—	—	(1.0)	(13.6)
Issuance of Shares	—	—	—	295.8
Payments for equity issuance costs			—	(9.5)
Proceeds from exercise of stock options	6.8	—	11.0	9.4
Common stock repurchases from share-based compensation plans	(0.2)	0.8	(1.9)	(2.0)
Common stock repurchases (7)	—	—	(19.3)	—
Dividend distribution to noncontrolling interest	—	(0.4)	—	(0.4)
Other financing activities	—	0.5	—	—
Net Cash (Used In) Provided By Financing Activities	(264.6)	(35.6)	(363.4)	511.6
Effect of exchange rate changes on cash	4.4	4.6	11.8	(1.9)
Net increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	4.4	38.3	6.1	0.9
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (8)	121.7	81.7	120.0	119.1
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (8)	$126.1	$120.0	$126.1	$120.0

—	—
_______________
(1)Includes gain on sale of our cryobiological products business of $249.4 for the year ended December 31, 2020.
(2)Includes depreciation expense for continuing operations of $10.1 and $10.9 for the quarter ended December 31, 2020 and 2019, respectively and $38.8 and $37.9 for the years ended December 31, 2020 and 2019, respectively.
(3)Includes depreciation expense for discontinued operations of $0.3 for the quarter ended December 31, 2019 and $0.7 and $1.1 for the years ended December 31, 2020 and 2019, respectively.
(4)Non-cash investing activities of $7.0 related to the conversion of a note receivable into an investment in equity securities during the year ended December 31, 2019 (See Note 6, "Investments").
(5)Includes capital expenditures for continuing operations of $10.6 and $9.3 for the quarter ended December 31, 2020 and 2019, respectively and $37.5 and $35.3 for the years ended December 31, 2020 and 2019, respectively.

(6)Includes capital expenditures for discontinued operations of $0.0 and $0.2 for the quarter ended December 31, 2020 and 2019, respectively and of $0.4 and $0.9 for discontinued operations the years ended December 31, 2020 and 2019, respectively.
(7)Includes $19.3 in shares repurchased through our share repurchase program for the year ended December 31, 2020.
(8)Includes restricted cash and restricted cash equivalents of $1.0 for all periods presented.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$125.1	$119.0
Accounts receivable, net	200.8	191.6
Inventories, net	248.4	210.0
Other current assets	128.7	131.4
Property, plant, and equipment, net	414.5	397.8
Goodwill	865.9	811.4
Identifiable intangible assets, net	509.1	522.4
Investments	78.9	13.4
Other assets	15.1	15.8
Total assets of discontinued operations	—	68.6
TOTAL ASSETS	$2,586.5	$2,481.4

LIABILITIES AND EQUITY
Current liabilities	$634.8	$372.4
Long-term debt	221.6	761.0
Other long-term liabilities	138.8	109.5
Total liabilities of discontinued operations	—	6.1
Equity	1,591.3	1,232.4
TOTAL LIABILITIES AND EQUITY	$2,586.5	$2,481.4

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Sales
Cryo Tank Solutions	$110.5	$108.6	$415.8	$409.9
Heat Transfer Systems (1)	78.9	119.5	369.8	441.7
Specialty Products	85.1	54.8	242.6	207.9
Repair, Service & Leasing	41.0	40.8	158.3	162.6
Intersegment eliminations	(3.1)	(2.3)	(9.4)	(6.6)
Consolidated	$312.4	$321.4	$1,177.1	$1,215.5
Gross Profit
Cryo Tank Solutions	$24.0	$17.5	$99.5	$77.2
Heat Transfer Systems	19.5	27.2	93.7	94.1
Specialty Products	26.5	17.0	84.3	72.2
Repair, Service & Leasing	17.9	13.6	54.6	54.0
Consolidated	$87.9	$75.3	$332.1	$297.5
Gross Profit Margin
Cryo Tank Solutions	21.7%	16.1%	23.9%	18.8%
Heat Transfer Systems	24.7%	22.8%	25.3%	21.3%
Specialty Products	31.1%	31.0%	34.7%	34.7%
Repair, Service & Leasing	43.7%	33.3%	34.5%	33.2%
Consolidated	28.1%	23.4%	28.2%	24.5%
Operating Income (Loss) (1) - (4)
Cryo Tank Solutions	$11.2	$5.9	$52.5	$25.7
Heat Transfer Systems	6.1	6.4	27.2	17.7
Specialty Products	19.9	11.6	60.7	48.1
Repair, Service & Leasing	12.1	7.7	30.3	27.9
Corporate	(10.8)	(16.1)	(62.5)	(67.4)
Consolidated	$38.5	$15.5	$108.2	$52.0
Operating Margin
Cryo Tank Solutions	10.1%	5.4%	12.6%	6.3%
Heat Transfer Systems	7.7%	5.4%	7.4%	4.0%
Specialty Products	23.4%	21.2%	25.0%	23.1%
Repair, Service & Leasing	29.5%	18.9%	19.1%	17.2%
Consolidated	12.3%	4.8%	9.2%	4.3%
_______________
(1)Includes sales and operating (loss) income for AXC included in the Heat Transfer Systems segment results since the acquisition date, July 1, 2019 as follows:
•Sales were $80.5 and $103.1 for the years ended December 31, 2020 and 2019, respectively, and
•Operating (loss) income was $(24.2) and $4.6 for the years ended December 31, 2020 and 2019, which included $27.2 and $18.4 of combined depreciation and amortization expense, respectively.
(2)Restructuring costs (credits) for the quarter ended:
◦December 31, 2020 were $0.9 ($0.1 – Cryo Tank Solutions, $0.6 – Heat Transfer Systems, $0.3 – Specialty Products, and (0.1) - Corporate ).
◦December 31, 2019 were $2.3 ($0.5 Cryo Tank Solutions, $1.7 Heat Transfer Systems, and $0.1 – Specialty Products).

(3)Restructuring costs for the year ended:
◦December 31, 2020 were $13.6 ($2.7 – Cryo Tank Solutions, $7.4 – Heat Transfer Systems, $0.7 – Specialty Products, $0.2 – Repair, Service & Leasing and $2.6 – Corporate).
◦December 31, 2019 were $15.6 ($9.1 Cryo Tank Solutions, $4.5 Heat Transfer Systems, $0.3 – Specialty Products, $1.5 – Repair, Service & Leasing and $0.2 – Corporate).
(4)Includes transaction-related costs of $5.4 for the year ended December 31, 2019, which were mainly related to the AXC acquisition. Includes transaction-related costs of $4.3 related to integration activities for previous acquisitions for the year ended December 31, 2019.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Year Ended December 31,
	December 31, 2020	September 30, 2020	2020	2019
Orders
Cryo Tank Solutions	$132.0	$99.1	$417.5	$409.5
Heat Transfer Systems (1)	139.9	44.1	331.1	477.5
Specialty Products	94.4	63.3	279.2	274.9
Repair, Service & Leasing	54.5	58.0	196.8	166.5
Intersegment eliminations	(3.8)	(1.8)	(14.5)	(2.5)
Consolidated	$417.0	$262.7	$1,210.1	$1,325.9

	As of
	December 31, 2020	September 30, 2020	December 31, 2019
Backlog
Cryo Tank Solutions	$222.6	$208.7	$210.2
Heat Transfer Systems (1) (2)	329.2	261.5	357.1
Specialty Products	199.7	158.8	150.1
Repair, Service & Leasing	63.1	58.9	33.8
Intersegment eliminations	(4.6)	(3.0)	—
Consolidated	$810.0	$684.9	$751.2
_______________
(1)Included in 2020 Heat Transfer Systems segment orders was a $70 million order for a downstream project (100% air cooled heat exchangers).
(2)Heat Transfer Systems segment backlog as of December 31, 2020 was inclusive of $21.0 million of backlog remaining on Calcasieu Pass, compared to $117.6 million of Calcasieu Pass remaining as of December 31, 2019. Also included in Heat Transfer Systems segment backlog for all periods presented is approximately $40.0 million related to the previously announced Magnolia LNG order where production release is delayed. In general, similar projects previously put on hold in the market are beginning to move ahead as the clean energy infrastructure build out ramps up.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. – CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. – CONTINUING OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$1.28	$0.46	$2.22	$0.89
Restructuring, transaction-related and other costs (1)	0.04	0.37	0.57	1.23
Gain on sale of a facility in China (2)	—	—	(0.07)	—
Gain on bargain purchase	(0.13)	—	(0.14)	—
Other one-time costs (3)	0.01	0.08	0.21	0.15
Dilution impact of convertible notes (4) (5)	0.06	—	0.04	0.02
Tax effects	0.01	(0.07)	(0.10)	(0.21)
Adjusted diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$1.27	$0.84	$2.73	$2.08
_______________
(1)Restructuring, transaction-related and other costs were as follows:
•During the quarter and year ended December 31, 2020, we recorded $0.9 and $13.6 of restructuring costs, respectively, that primarily related to facility consolidations in our Heat Transfer Systems segment, as well as departmental restructuring, including headcount reductions.
•During the quarter and year ended December 31, 2019, we recorded $2.3 and $15.6 of restructuring costs, respectively, that primarily related to facility consolidations at certain of our U.S. properties, and a streamlining of the commercial activities surrounding our Lifecycle business in our Repair, Service & Leasing segment, geographic realignment of our manufacturing capacity and a facility closure in Asia, as well as departmental restructuring, including headcount reductions in each of our four segments.
•Includes $2.3 in expense recognized in cost of sales related to inventory step-up for 2019 related to VRV. We also incurred $0.8 and $1.6 related to AXC integration activities during the quarter and year ended December 31, 2019, respectively and $1.0 and $2.7 related to VRV integration activities during the quarter and year ended December 31, 2019, respectively.
(2)Includes a $2.6 gain on sale of a facility in China for the year ended December 31, 2020 recorded within our Cryo Tank Solutions segment.
(3)Other one-time costs include mark-to-market adjustments of investments in equity securities, commercial and legal settlements, COVID-19 related costs in 2020, which include freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products, transition tax and accelerated tax impacts related to a China facility closure.
(4)Includes an additional 2.84 and 0.81 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2020, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1.72 and 0.53 for the fourth quarter and full year 2020, respectively.
(5)Includes an additional 0.84 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the year ended December 31, 2019.  The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP.  If the hedge could have been considered, it would have reduced the additional shares by 0.82 for the year ended December 31, 2019.
_______________
Adjusted diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NET INCOME ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income attributable to Chart Industries, Inc. (U.S. GAAP)	$269.8	$12.5	$320.1	$46.4
Income attributable to noncontrolling interests, net of taxes (U.S. GAAP)	0.4	0.1	1.4	0.4
Net income (U.S. GAAP)	270.2	12.6	321.5	46.8
Gain on sale of business	(249.4)	—	(249.4)	—
Gain on bargain purchase	(5.0)	—	(5.0)	—
Interest accretion of convertible notes discount	2.1	1.9	8.0	7.6
Financing costs amortization	1.1	1.0	4.3	3.0
Employee share-based compensation expense	1.8	2.6	8.9	9.0
Unrealized (gain) loss on investment in equity securities	(16.3)	2.7	(13.1)	0.1
Unrealized foreign currency transaction loss (gain)	0.1	(2.1)	(3.0)	0.6
Deferred income tax expense (benefit)	5.0	(16.2)	5.0	(16.2)
Other non-cash operating activities	(2.2)	(0.4)	(4.9)	0.8
Net income adjusted (non-GAAP)	$7.4	$2.1	$72.3	$51.7
_______________
Net income adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$60.2	$78.6	$172.7	$133.9
Capital expenditures	(10.6)	(9.5)	(37.9)	(36.2)
Free cash flow (non-GAAP)	$49.6	$69.1	$134.8	$97.7
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED)
(Dollars in millions)

	Year Ended December 31, 2020
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$415.8	$369.8	$242.6	$158.3	$(9.4)	$—	$1,177.1
Gross profit as reported (U.S. GAAP)	99.5	93.7	84.3	54.6	—	—	332.1
Restructuring, transaction-related and other costs	0.3	4.6	0.3	2.1	—	—	7.3
Other one-time costs	0.7	0.4	1.7	0.1	—	—	2.9
Adjusted gross profit (non-GAAP)	$100.5	$98.7	$86.3	$56.8	$—	$—	$342.3
Adjusted gross profit margin (non-GAAP)	24.2%	26.7%	35.6%	35.9%	—%	—%	29.1%

Selling, general and administrative expenses as reported (U.S. GAAP)	$41.7	$36.6	$22.2	$15.3	$—	$62.4	$178.2
Restructuring, transaction-related and other costs	(1.7)	(2.5)	(0.7)	(1.3)	—	(5.4)	(11.6)
Gain on sale of a facility in China	2.6	—	—	—	—	—	2.6
Other one-time costs	(0.1)	(0.3)	(0.2)	—	—	0.5	(0.1)
Adjusted selling, general and administrative expenses (non-GAAP)	$42.5	$33.8	$21.3	$14.0	$—	$57.5	$169.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2020
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$110.5	$78.9	$85.1	$41.0	$(3.1)	$—	$312.4
Gross profit as reported (U.S. GAAP)	24.0	19.5	26.5	17.9	—	—	87.9
Restructuring, transaction-related and other costs	—	0.7	—	0.5	—	—	1.2
Other one-time costs	0.7	—	—	—	—	—	0.7
Adjusted gross profit (non-GAAP)	$24.7	$20.2	$26.5	$18.4	$—	$—	$89.8
Adjusted gross profit margin (non-GAAP)	22.4%	25.6%	31.1%	44.9%	—%	—%	28.7%

Selling, general and administrative expenses as reported (U.S. GAAP)	$11.6	$8.2	$6.4	$4.1	$—	$10.7	$41.0
Restructuring, transaction-related and other costs	(1.8)	(0.3)	—	—	—	0.1	(2.0)
Other one-time costs	1.7	0.1	—	—	—	—	1.8
Adjusted selling, general and administrative expenses (non-GAAP)	$11.5	$8.0	$6.4	$4.1	$—	$10.8	$40.8

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Year Ended December 31, 2019
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$409.9	$441.7	$207.9	$162.6	$(6.6)	$—	$1,215.5
Gross profit as reported (U.S. GAAP)	77.2	94.1	72.2	54.0	—	—	$297.5
Restructuring, transaction-related and other costs	10.9	2.6	3.4	0.8	—	—	17.7
Other one-time costs	3.8	3.3	—	—	—	—	7.1
Adjusted gross profit (non-GAAP)	$91.9	$100.0	$75.6	$54.8	$—	$—	$322.3
Adjusted gross profit margin (non-GAAP)	22.4%	22.6%	36.4%	33.7%	—%	—%	26.5%

Selling, general and administrative expenses as reported (U.S. GAAP)	$45.9	$51.4	$22.4	$18.6	$—	$67.4	$205.7
Restructuring, transaction-related and other costs	(1.8)	(2.7)	—	(1.1)	—	(14.1)	(19.7)
Other one-time costs	—	—	—	—	—	(0.9)	(0.9)
Adjusted selling, general and administrative expenses (non-GAAP)	$44.1	$48.7	$22.4	$17.5	$—	$52.4	$185.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2019
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$108.6	$119.5	$54.8	$40.8	$(2.3)	$—	$321.4
Gross profit as reported (U.S. GAAP)	17.5	27.2	17.0	13.6	—	—	$75.3
Restructuring, transaction-related and other costs	—	—	3.4	—	—	—	3.4
Other one-time costs	2.5	2.3	—	—	—	—	4.8
Adjusted gross profit (non-GAAP)	$20.0	$29.5	$20.4	$13.6	$—	$—	$83.5
Adjusted gross profit margin (non-GAAP)	18.4%	24.7%	37.2%	33.3%	—%	—%	26.0%

Selling, general and administrative expenses as reported (U.S. GAAP)	$10.7	$12.7	$4.9	$3.9	$—	$16.1	$48.3
Restructuring, transaction-related and other costs	(0.4)	(1.5)	—	(0.1)	—	(2.1)	(4.1)
Other one-time costs	—	—	—		—	(0.9)	(0.9)
Adjusted selling, general and administrative expenses (non-GAAP)	$10.3	$11.2	$4.9	$3.8	$—	$13.1	$43.3
_______________
Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.